Exhibit 99.1

[ONEOK Logo]	News

June 28, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK signs new $1 billion, bridge financing credit agreement

TULSA, Okla. — June 28, 2005 — ONEOK, Inc. (NYSE: OKE) announced today that it has signed a new $1 billion, 364-day bridge financing credit agreement with a syndicate of 13 banks, co-managed by Citigroup Global Markets, Inc., and UBS Securities LLC.

The proceeds will be used for a portion of the short-term financing of the previously announced acquisition of the natural gas liquids assets from several Koch companies for $1.35 billion. Additional short-term financing is expected to come from the company’s commercial paper program or borrowings under its existing $1 billion, five-year credit agreement.

“We were able to secure this short-term financing for the pending Koch acquisition at competitive market rates that are slightly lower than the rates on our existing five-year credit facility,” said Jim Kneale, ONEOK executive vice president – finance and administration and chief financial officer.

Permanent financing of the acquisition is expected to come from a combination of available cash, issuance of long-term debt and proceeds from the settlement of equity units in February 2006. The company may also use proceeds from the sale of less strategic assets.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving more than 2 million customers. We gather, process, store and transport natural gas in the mid-continent region of the United States. Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States. We are also involved in oil and gas production in Oklahoma and Texas. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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